EMBARGO UNTIL 1:30 PDT

BroadVision Contact:

Peter Chu

Investor Relations

(650) 295-0716 x7177

Ir1@broadvision.com

BroadVision Announces Third Quarter 2014 Results

REDWOOD CITY, CA — October 22, 2014 — BroadVision, Inc. (NASDAQ: BVSN), a leading provider of e-business and engagement management solutions, today reported financial results for its third quarter ended September 30, 2014. Revenues for the third quarter were $3.1 million, compared with revenues of $3.2 million for the second quarter ended June 30, 2014 and $4.0 million for the comparable quarter of 2013.

License revenue for the third quarter of 2014 was $1.3 million, compared with $1.3 million for the prior quarter and $1.3 million for the comparable quarter of 2013. The majority of the third quarter license and subscription revenue was generated from the Company's BroadVision® Business Agility Suite™, Commerce Agility Suite™, QuickSilver™, and Clearvale® solutions. Revenue during the quarter was generated from sales to both new and existing customers.

In the third quarter of 2014, BroadVision posted net loss on a U.S. Generally Accepted Accounting Principles (“GAAP”) basis of $3.3 million, or $0.68 per basic and diluted share, as compared with GAAP net loss of $2.3 million, or $0.49 per basic and diluted share, for the second quarter of 2014 and GAAP net loss of $0.8 million, or $0.18 per basic and diluted share, for the comparable quarter of 2013.

As of September 30, 2014 the Company had $39.6 million of cash and cash equivalents and short-term investments, compared to a combined balance of $43.9 million as of June 30, 2014 and $47.7 million as of September 30, 2013.

"The availability of our new unified communication and collaboration solution, Vmoso, is timely and welcomed by enterprises in need of solutions to keep up with the speed and reach of a truly mobile and global business environment. Vmoso’s commitment to consolidating email, chat, content sharing, workflow, and social networking into one cohesive platform resonates well with our customer base,” said Dr. Pehong Chen, President and CEO of BroadVision. “Vmoso is at the center of a new generation of solutions that fit employees’ mobile productivity needs and yet preserve the enterprise’s requirements for secure and effective management of shared information.”

Conference Call Information

BroadVision management will host a conference call today, Wednesday, October 22nd, 2014, at 2:00PM Pacific Daylight Time (PDT). The conference call may be accessed by dialing: 1-888-424-8151, with pin code 5569711#. Callers outside North America should call +1-847-585-4422 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A web replay will also be available following the call on the Company’s website.

About BroadVision

Driving innovation since 1993, BroadVision (NASDAQ: BVSN) provides e-business solutions that enable the enterprise and its employees, partners, and customers to stay actively engaged, socially connected, and universally organized to achieve greater business results.    BroadVision® solutions—including Vmoso for unified communication and collaboration, and Clearvale for enterprise social networking—are available globally in the cloud via the Web and mobile applications.  Visit www.BroadVision.com for more details.

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BroadVision, Business Agility Suite, Commerce Agility Suite, QuickSilver, and Clearvale are trademarks or registered trademarks of BroadVision, Inc. in the United States and other countries. All other company names, product names, and marks are the property of their respective owners.

Information Concerning Forward-Looking Statements

Information in this release that involves expectations, beliefs, hopes, plans, intentions or strategies regarding the future are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, which forward-looking statements involve risk and uncertainties. All forward-looking statements included in this release, including statements about the ability of enterprises to achieve to achieve value, results and efficiencies, are based upon information available to BroadVision as of the date of this release, and BroadVision assumes no obligation to update or correct any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from BroadVision's current expectations. Various factors and risks associated with BroadVision's business are discussed in its most recent annual report on Form 10-K and in BroadVision's quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission.

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2014	2013
ASSETS	(unaudited)
Current assets:
Cash, cash equivalents and short-term investments	$39,617	$46,400
Other current assets	3,468	4,771
Total current assets	43,085	51,171
Other non-current assets	377	438
Total assets	$43,462	$51,609
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$5,782	$7,417
Other non-current liabilities	826	778
Total liabilities	6,608	8,195
Total stockholders' equity	36,854	43,414
Total liabilities and stockholders' equity	$43,462	$51,609

BROADVISION, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues:
Software licenses	$1,331	$1,312	$3,809	$4,301
Services	1,794	2,652	5,470	7,586
Total revenues	3,125	3,964	9,279	11,887
Cost of revenues:
Cost of software revenues	26	55	115	125
Cost of services	1,078	1,225	3,401	3,459
Total cost of revenues	1,104	1,280	3,516	3,584
Gross profit	2,021	2,684	5,763	8,303
Operating expenses:
Research and development	1,836	1,779	5,440	5,318
Sales and marketing	1,226	1,316	4,084	4,270
General and administrative	1,020	920	2,898	3,037
Total operating expenses	4,082	4,015	12,422	12,625
Operating loss	(2,061)	(1,331)	(6,659)	(4,322)
Other (expense) income, net	(1,159)	544	(1,204)	314
Loss before provision for income taxes	(3,220)	(787)	(7,863)	(4,008)
Provision for income taxes	(33)	(61)	(62)	(80)
Net loss	$(3,253)	$(848)	$(7,925)	$(4,088)
Earnings per share, basic and diluted:
Basic and diluted loss per share	$(0.68)	$(0.18)	$(1.65)	$(0.87)
Shares used in computing:
Weighted average shares-basic and diluted	4,810	4,720	4,791	4,703